Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Registration Statement of GreenVector Holdings Limited and its subsidiaries (collectively the “Group”) on the Amendment No. 3 to Form F-1 of our report dated on September 15, 2025, relating to our audits of the accompanying consolidated balance sheets of the Group as of March 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income/(loss), stockholders’ equity and cash flows for each of the years in the two-year period ended March 31, 2025.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ AOGB CPA Limited

Hong Kong, Hong Kong

April 23, 2026